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                                                                    Exhibit 10.5

                                    AGREEMENT

THIS AGREEMENT (the "Agreement") is made and/or entered into by and between Indiana University's Advanced Research & Technology Institute ("IU-ARTI"), a nonprofit corporation organized under the laws of the state of Indiana, having offices at 501 North Morton Street, Suite 111, Bloomington, Indiana 47404, and Bruker Daltonics, Inc. ("Bruker"), a Massachusetts corporation with its principal place of business at Fortune Drive, Manning Park, Billerica, Massachusetts 01821.

NOW THEREFORE in view of the promises set forth below, the parties hereto agree as follows:

1.    Definitions.

      For all purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

      1.1 "Effective Date" means the date last written below.

      1.2 The "Invention" means all inventions, proprietary developments, data and/or information owned as of the Effective Date by IU-ARTI relating to Method and Apparatus Providing Improved Time-of-Flight Mass Spectrometer Resolution, Invention Number 9404, created by James P. Reilly, Steven M. Colby, and Timothy B. King (hereinafter the "Inventors"), as described in the patent application(s) and/or patent(s) listed in Schedule A, as well as any continuations, divisions, reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing patent applications or patents.

      1.3 "Affiliate" of a specified entity means an entity that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. For purposes of this Agreement, the direct or indirect ownership of more than 50% of the outstanding voting shares of an entity, the right to receive 50% or more of the profits or earnings of an entity, or the right to control policy decisions of an entity, will be deemed to constitute control.

      1.4 "Patent Rights" means those patents and/or patent applications listed on Schedule A and any patents issuing from such patent applications, or any related U.S. or foreign applications or patents based upon any of such patent applications or patents, as well as any continuations, divisions, reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing patent applications or patents.

      1.5 "Licensed Products" means any apparatus, device, system, product, article, appliance, method or process covered in whole or in part by a pending claim in a pending application within the Patient Rights or an unexpired claim in a patent within the Patent Rights.


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      1.6 "Net Sales" means the gross sales amount of all sales or leases of
      Licensed Products by Bruker, Affiliates or sublicensees to any customer minus any customary quantity, trade or cash discounts actually given, allowed returns or allowances given in lieu of allowed returns, freight and insurance, if separately itemized on the invoice and paid by the customer, and any value added, sales, use or excise taxes actually included in the invoice amount, provided, however, that no deductions will be taken for any other costs incurred in the manufacture, offering for sale, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of the Licensed Products, for any costs of collections or any uncollectible accounts, or for any other costs, expenditures, fees or expenses. For all Licensed Products used by Bruker as premiums to promote, market, sell and/or lease products or processes other than Licensed Products, such premiums will be deemed to have been sold at Bruker's customary sales price. Such premiums do not include systems used solely for demonstration or for in-house research and development purposes by Bruker. Licensed Products will be considered "sold" when delivered, billed out, or invoiced, whichever comes first.

      1.7 "Due Diligence" means the process whereby Bruker has the opportunity to inspect and review all IU-ARTI and Inventors' files pertaining to the Invention and Patent Rights.

2.    Grant of License

      2.1 IU-ARTI grants to Bruker a royalty-bearing exclusive license to make, have made, use, lease, and sell the Licensed Products, and practice, sublicense or otherwise enforce the Patent Rights, subject only, however, to a reservation of rights by IU-ARTI for itself and Indiana University to make, have made and use the Licensed Products or otherwise exploit the Patent Rights for research and educational purposes.

      2.2 Bruker acknowledges that the United States Government retains certain rights in the inventions funded in whole or in part under any contract, grant or similar agreement with a Federal agency. The License granted under this Section 2 is expressly subject to any such rights.

      2.3 Bruker grants to IU-ARTI and Indiana University a non-exclusive, non-transferable royalty-free license, for research and educational purposes only, to any improvements to the Invention developed by Bruker.

      2.4 The scope of this Agreement will cover the Invention, Patent Rights and Licensed Products and any patent that will issue claiming the benefit of priority from the Patent Rights, or a priority date before the effective date of the Agreement, in so far as the priority date pertains to technology related to the subject matter of the Patent Rights, and any invention in the field of laser time-of-flight mass spectrometry relating to both instrumentation development and application development that may have been conceived by the Inventors before the Effective Date of this Agreement. This Agreement specifically excludes the work embodied in IU-ARTI Invention Number 9737, "Hybrid


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      Ion Mobility and Mass Spectrometer," and other such investigations outside
      James P. Reilly's research group ("Reilly Group").

3.    Payments/License Fees and Royalties.

      3.1 Bruker agrees to provide IU-ARTI with a state of the art linear and reflectron REFLEX II Matrix Assisted Laser Desorption Ionization Time-of-Flight ("MALDI-TOF) Mass Spectrometer (valued at $280,000) in support of the research support/collaboration effort as set forth in
      Section 10.

      3.2 Bruker agrees to pay to IU-ARTI a one-time payment of [*](1) as a non-refundable license fee that will be deemed to forgive any past royalties that may be due, if there are any, to be paid in the following installments:

            3.2.1 a one-time payment of [*] due upon execution of this Agreement, and

            3.2.2 a one-time payment of [*], due upon the expiration of ninety
      (90) days after the Effective Date of this Agreement, whichever is shorter;

      [*] of the non-refundable license fee will be considered an advance creditable toward future royalties due under 3.3.1, provided, that the credit may be applied to only fifty percent (50%) of the total due in any one period; and that no other credits or reductions may be applied.

      3.3 Bruker agrees to pay to IU-ARTI within sixty (60) days after the end of each semi-annual calendar year of this Agreement (i.e., period ending June 30 and December 31) the following:

            3.3.1 for Licensed Products made, and or sold within the United States, an earned royalty of [*] of Bruker's or its Affiliates' Net Sales (Bruker's royalty rate is discounted in consideration for its many obligations under this Agreement); and

            3.3.2 for Licensed Products manufactured here in the United States and sold abroad for use in a foreign country, an earned royalty of [*] less than the amount specified in Section 3.3.1 above, as an incentive to make products in the United States.

      3.4 After Bruker has secured the first two (2) sublicensees for IU-ARTI in accordance with the terms of Section 4 below, the earned royalty of [*] in
      Section 3.3.1 will be adjusted, either up or down, [*] the average ongoing royalty rate of the sublicensees. The adjustment of this section will be recalculated once every calendar year, at the beginning of the calendar year, incorporating all sublicensees then in effect.

----------
(1) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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

4.    Sublicenses.

      4.1 Bruker will use reasonably diligent efforts, in accordance with
      Section 5, to sublicense the Patent Rights, and if they are unable to sublicense the Patent Rights, to otherwise enforce the Patent Rights, in accordance with Section 9. As long as Bruker continues to sublicense or otherwise enforce the Patent Rights in such reasonably diligent manner, then the exclusive license of this Agreement will remain exclusive. If, however, at any time, Bruker provides IU-ARTI with written notice of its decision to discontinue sublicensing, and or otherwise enforcing the Patent Rights in accordance with this Agreement, then the exclusive license of this Agreement will revert to a non-exclusive license ninety
      (90) days after receipt of such notice by IU-ARTI.

      4.2 Bruker will have the exclusive right to grant sublicenses to others for the Patent Rights. Bruker will provide IU-ARTI with a complete copy of each sublicense granted hereunder within sixty (60) days of execution of each sublicense.

      4.3 For any sublicenses granted by Bruker hereunder, Bruker will attempt to collect up-front licensing fees from all sublicensees and will pay to IU-ARTI, for any third-party up-front licensing fee ("third-party fees") received without governmental intervention, [*] of such third-party fees received, but after an aggregate of [*] in third-party fees has been received, IU-ARTI and Bruker will split all additional third-party fees in [*] shares each to IU-ARTI and Bruker. Third-party fees include up-front payments, payments for past damages and license access fees, milestones, and other financial consideration but not advances of future royalties.

      4.4 For any sublicenses granted by Bruker hereunder, Bruker will pay to IU-ARTI, with respect to third-party earned royalties based on sublicensee Net Sales, or royalties paid in advance that are received without governmental intervention, [*] of such third-party earned royalties received, but whereupon an aggregate of [*] in third-party earned royalties has been received from third-party royalties, IU-ARTI and Bruker will split all additional third-party earned royalties in [*] shares each to IU-ARTI and Bruker.

      4.5 Bruker will not conclude a sublicense under which the earned royalties payable by a sublicensee are less than [*](2) of such sublicensee's Net Sales without the written consent of IU-ARTI. Bruker will not conclude a sublicense under which the Patent Rights are cross-licensed to a sublicensee or otherwise sublicensed or exchanged for non-financial consideration without the written consent of IU-ARTI.

      4.6 Termination of the license granted to Bruker by IU-ARTI under this Agreement will terminate all sublicenses that may have been granted by Bruker. Any sublicense granted by Bruker must contain corresponding provisions relative to termination and the conditions of continuance of any sublicenses.

----------
(2) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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

5.    Best Efforts and Due Diligence.

      5.1 Bruker will use reasonably diligent efforts to bring the Licensed Products to market through a program of developing, marketing, sublicensing, commercializing, or otherwise enforcing the Patent Rights.

      5.2 Bruker will prepare and submit to IU-ARTI within sixty (60) days of the completion of Due Diligence or upon the expiration of one hundred fifty (150) days after the Effective Date of this Agreement, whichever is shorter, a commercially reasonable development plan for the development, marketing, sublicensing, and enforcement of the Patent Rights ("sublicensing and commercialization plan"), which will become a part of this Agreement.

      5.3 Bruker will provide IU-ARTI with semi-annual reports of its activities under the sublicensing and commercialization plan occurring during each semi-annual period, due in accordance with Section 7.1, and its projected activities under the sublicensing and commercialization plan for the next semi-annual period. If the activities reported are substantially inadequate compared to plans submitted earlier under Section 5.2, given reasonable industry and commercialization standards, IU-ARTI will so notify Bruker. If, within six (6) months of said notification, Bruker has not rectified the deficiencies so identified, such deficiencies will constitute a material breach of this Agreement.

6.    Warranty.

      6.1 IU-ARTI warrants that, to the best of its knowledge and belief, it is the owner of all rights, title, and interest in the Patent Rights, free of any liens, encumbrances, restrictions and other legal or equitable claims, subject, however, to any rights of governmental authorities.

      6.2 All property, whether tangible or intangible, which may be delivered hereunder, will be delivered on an "as is, where is" basis without any express or implied warranty. Other than the obligations of IU-ARTI set forth in this Agreement, IU-ARTI MAKES NO OTHER WARRANTIES WHATSOEVER. IU-ARTI HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. IU-ARTI ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE LICENSED PRODUCTS, INVENTION, OR PATENT RIGHTS OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES, AND/OR APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS, INVENTION, OR PATENT RIGHTS BY BRUKER, ITS AFFILIATES, OR SUBLICENSEES. IU-ARTI WILL


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      NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER DIRECT,
      INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

7.    Records, Reports, and Payments.

      7.1 Bruker will render to IU-ARTI semi-annual written reports for each semi-annual calendar year period, due within sixty (60) days following each semi-annual period, during the term of the license under this Agreement, setting forth an accounting for all Licensed Products sold, distributed, or leased, and a calculation of total Net Sales for such semi-annual period including a reporting of any applicable deductions, allowances, and charges as provided in Section 1.6 of this Agreement. Concurrent with the making of the report under this Section 7.1, Bruker will include payment due and will submit the sublicensing and commercialization plan report require in accordance with Section 5.3. Bruker will require its sublicensees to render these same written reports to Bruker and will provide IU-ARTI with such reports within 15 days of receipt by Bruker and such reports will be accompanied by applicable payment to IU-ARTI by Bruker for each sublicensee.

      7.2 Bruker will keep and maintain and will require any of its sublicensees to keep and maintain, complete, accurate, and correct records and books relating to the sale or lease of the Licensed Products for three (3) years following the end of the calendar year to which such records and books pertain.

      7.3 The books and records of account kept by Bruker and any of its sublicensees, must be made available upon reasonable notice during normal business hours for examination by one or more auditors of IU-ARTI's choosing and at IU-ARTI's expense, who will be permitted to enter upon the premises of Bruker or its sublicensees and make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered under this Agreement. Any amount found to have been owed but not paid, will be paid promptly to IU-ARTI with interest at the maximum rate allowable by Indiana Usury Law. If, in the event any such audit shows that Bruker has underpaid its royalty obligation hereunder by fifteen percent (15%) or more during any calendar year, Bruker will pay IU-ARTI the amount of such underpayment and Bruker will reimburse IU-ARTI for the out-of-pocket expense for such audit. If, in the event any such audit shows that any sublicensee has underpaid its royalty obligation hereunder by fifteen percent (15%) or more during any calendar year, Bruker will require its sublicensee to pay IU-ARTI the amount of such underpayment and will reimburse IU-ARTI for the out-of-pocket expense for such audit.

      7.4 Royalty or other payments to be paid in cash will be paid in United States dollars in accordance with Section 16, or at such other place as IU-ARTI may reasonably designate and will be made within sixty (60) days following each semi-annual reporting period listed in Section 7.1. Any withholding taxes which Bruker is required by law to withhold on remittance of the royalty payments will be deducted from the royalty paid and Bruker will furnish IU-ARTI with copies of all official receipts for such taxes. If any royalties hereunder are based on Net Sales converted from foreign currency, such


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      conversion will be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the semi-annual reporting period listed in Section 7.1 to which such royalty payments relate. Late payment will bear interest at the maximum rate allowable by Indiana Usury Law.

8.    Patent Prosecution

      8.1 The filing, prosecution, and maintenance of all patents within the Patent Rights will be the primary responsibility of IU-ARTI provided, however, that Bruker will have reasonable opportunities to advise and cooperate with IU-ARTI in such filing, prosecution and/or maintenance.

      8.2 Within ninety (90) days of presentation of itemized statements to Bruker, Bruker will reimburse IU-ARTI for all reasonable fees and costs incurred by IU-ARTI during the term of this Agreement relating to the preparation, filing, prosecution, and maintenance of the Patent Rights.

      8.3 In the event Bruker determines that the continued filing, prosecution or maintenance of any particular patent application or patent within the Patent Rights is not justified, it will advise IU-ARTI in writing and IU-ARTI will then have the option to file, prosecute or maintain any such Patent Rights at its own expense, and IU-ARTI will have the option to delete the particular patent application or patent within the Patent Rights from the license granted under this Agreement. In that event, Bruker will have no rights under this license for any such deleted patent application or patent and IU-ARTI will be free to exploit and to assign or license any such deleted patent applications or patents to third parties without effect on the amount of royalties due to IU-ARTI under Section 3.1.

      8.4 In the event that any claim of any application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non-appealable or non-appealed action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable or non-appealed decision by any court of competent jurisdiction, such claim will be deemed to have expired, as of the date of final disallowance or final decision of invalidity or non-enforceability.

9.    Infringement

      9.1 Each party will promptly inform the other in writing of any alleged infringement of any of the patents within the Patent Rights, and provide the other party with any available evidence of infringement.

      9.2 During the term of this Agreement, Bruker will have the first option to prosecute, at its own expense, any such infringements of the Patent Rights and, in furtherance of such prosecution, Bruker may, for such purposes, join IU-ARTI as a party plaintiff or use the name of IU-ARTI as a party plaintiff, without expense to IU-ARTI. In the event that litigation or other governmental proceedings are required in the conduct of the patent


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      enforcement or defense, Bruker shall be entitled to recover its reasonable enforcement or defense costs, including reasonable attorneys' fees, on a matter-by-matter basis, from any judgment, settlement, or the like, the payment of which is dispositive of the governmental proceeding. Such costs incurred by Bruker shall be recovered from the first one-half (1/2) of the total recoveries from the litigation or other governmental proceeding, with the remainder of this first one-half of recoveries being divided in fifty percent (50%) shares between IU-ARTI and Bruker. The second one-half (1/2) of the total recoveries from the litigation or other governmental proceeding will be divided in fifty percent (50%) shares between IU-ARTI and Bruker.

      9.3 If, within six (6) months after having been notified of any alleged infringement, Bruker will have been unsuccessful in persuading the alleged infringer to desist, and will not have brought or be diligently prosecuting an infringement action, or if Bruker will notify IU-ARTI at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, IU-ARTI will have the right to prosecute at its own expense any infringement of the Patent Rights, and IU-ARTI may, for such purposes, join Bruker as a party plaintiff or use the name of Bruker as a party plaintiff, without expense to Bruker. The total cost of any such infringement action commenced or defended solely by IU-ARTI will be borne by IU-ARTI, and IU-ARTI will keep any recovery or damages for past infringement derived therefrom.

      9.4 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights will be brought, Bruker will defend such action, but IU-ARTI, at its option, will have the right to intervene and take over the sole defense of the action at its own expense and whereupon IU-ARTI will keep any recovery or damages derived therefrom or from any counterclaims asserted therein. Unless and until IU-ARTI elects to intervene and take over the sole defense of the action, Bruker will be responsible, at its sole expense, for the defense of the action and whereupon Bruker will keep any recovery or damages derived therefrom, or from any counterclaims asserted therein. If IU-ARTI and Bruker share in the responsibility of the expense for the defense of the action, Bruker and IU-ARTI will share in any recovery or damages derived therefrom or from any counterclaims asserted therein in proportion to the total costs contributed by each party.

      9.5 In the event an infringement action is brought against Bruker arising from the use of the Patent Rights, Bruker will defend such action and will be solely responsible for all attorneys fees, costs of defense, and liability arising out of that action.

      9.6 In any infringement suit brought or declaratory judgment action defended by either Bruker or IU-ARTI to protect any of the Patent Rights pursuant to this Agreement, the other party will, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


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      9.7 Bruker will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on IU-ARTI without IU-ARTI's written consent, which consent will not be unreasonably withheld.

10.   Research Support

      10.1. Scope of Work. IU-ARTI will use reasonable efforts to perform experiments and studies of mutual interest to Bruker and Dr. James Reilly, Professor of Chemistry, Indiana University, related to Time-of-Flight mass spectrometry fundamentals, instrumentation and applications (hereinafter, "Collaboration").

      10.2. Key Personnel. The Collaboration will be performed under the direction of Dr. James Reilly. In the event he is unable or unwilling to continue with the Collaboration, the parties will attempt to find a mutually acceptable substitute. In the event a mutually acceptable substitute is not found, the Collaboration may be terminated.

      10.3 Term. The Collaboration will commence on the date of completion of the Due Diligence or will commence on the expiration of ninety (90) days after the Effective Date of this Agreement, whichever is shorter; and continue for a period of four (4) years.

      10.4 Meetings. Dr. Reilly will from time-to-time and at mutually agreeable times give presentations at Bruker sponsored symposia or mass spectrometer conferences and contribute application notes for Bruker's marketing efforts. Bruker will be responsible for Dr. Reilly's travel expenses related to the giving of presentations and marketing assistance but no additional consulting fee will be paid for such presentations provided that they do not exceed three (3) presentations per year.

      10.5 Bruker Facilities. During the Collaboration, Bruker will make its Massachusetts MALDI-TOF research and development and applications laboratories accessible to Dr. Reilly and his research group from time-to-time for special experiments and collaborative projects that cannot readily be performed in Dr. Reilly's laboratory.

      10.6 Payments. Bruker will provide funding for the Collaboration as follows:

            10.6.1 [*](3) per year;
            10.6.2 [*] of the Net Sales per year during the period of Collaboration.

            Payment will be made quarterly in advance with the first such payment due 90 days after the Effective Date of this Agreement. Checks will be payable to IU-ARTI and sent in accordance with
            Section 16.

----------
(3) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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

10.7 Equipment. Bruker will deliver and install a demo REFLEX II system with the following configuration and/or capabilities:

      10.7.1 Manual target introduction and computer-controlled sample selection;
      10.7.2  "Scout" ion source;
      10.7.3  Ability to record positive and negative ion spectra;
      10.7.4 One hundred megabyte (100Mb) storage capability for large time-of-flight data files;
      10.7.5 Bruker's latest data manipulation software, and most recent applicable data acquisition software;
      10.7.6 The Multichannel Plate (MCP) detectors provided will be sufficiently speed-optimized to meet Bruker's resolution specification in mode of 12,000;
      10.7.7  Ion gate with a preselection resolution on the order of 100;
      10.7.8  Digital scope capable of sampling at 1 GHz; and
      10.7.9  Heating mantle to facilitate flight tube pump-out.

      Bruker will provide for the replacement of Bruker-built parts (excluding OEM-built parts) and documentation as needed to effect repairs on the system, but will not be responsible for providing any other service or repair of the system during the period of Collaboration. If either the Agreement or the Collaboration is terminated prior to the fourth anniversary of commencement of the Collaboration, the REFLEX II system will be returned to Bruker. Subsequent to the fourth anniversary of commencement of the Collaboration, title to the REFLEX 11 system will remain with IU-ARTI and will be free of all claims, liens, or encumbrances of Bruker.

      10.8. Reports and Publications. It is intended that there be full cooperation and a free flow of information between IU-ARTI and Bruker with respect to the conduct of the Collaboration. Bruker will have unrestricted timely access to the results of the Collaboration and the data generated will be communicated fully and openly to Bruker. Subject to patent rights of IU-ARTI, Bruker may use these data in any manner it deems appropriate. IU-ARTI is free to publish, present, or use any results arising out of the Collaboration for its own instructional, research, or publication objectives provided that the publication, presentation or use does not disclose any Information furnished by Bruker under Section 10.9. IU-ARTI agrees that any proposed publication or presentation relating to the Collaboration will be submitted to Bruker for review 30 days prior to submission for publication or presentation. In the event that the proposed publication or presentation contains patentable subject matter which requires protection, IU-ARTI will, upon written request from Bruker within the 30-day review period, delay the publication or presentation for a maximum of an additional 60 days to allow filing of a patent application.

      10.9. Intellectual Property.

            10.9.1 IU-ARTI will promptly disclose to Bruker, and Bruker will hold with the same level of confidentiality that it obligates IU-ARTI to use under Section 10.9, all creative ideas, developments and inventions, whether or not patentable, conceived or first

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      reduced to practice as a result of the Collaboration (hereinafter
      "Collaboration Inventions"). Collaboration Inventions developed solely by IU-ARTI will remain the property of IU-ARTI. Collaboration Inventions developed solely by Bruker will remain the property of Bruker. Collaboration Inventions developed jointly by the parties will be jointly owned by IU-ARTI and Bruker.

            10.9.2 IU-ARTI hereby grants to Bruker and its Affiliates the unrestricted, irrevocable, royalty-free, worldwide, perpetual, non-exclusive right and license to make and/or use solely for Bruker's own internal research and educational purposes the Collaboration Inventions, and the unrestricted, irrevocable, royalty-free, worldwide, perpetual, non-exclusive right and license to make, have made, use, and sell the jointly-owned Collaboration Inventions.

            10.9.3 IU-ARTI hereby grants to Bruker the first option for a worldwide, exclusive, royalty-bearing license, subject to the rights of the U.S. government, to make, have made, use, sell, with a right to sublicense or other-wise enforce, Collaboration Inventions owned solely by IU-ARTI, or IU-ARTI's interest in any jointly-owned Collaboration Inventions. The terms of such license will be reasonable in the circumstances and will be negotiated in good faith between Bruker and IU-ARTI. The option will extend for a time period of six (6) months from the date of first disclosure to Bruker. If Bruker exercises its option, but Bruker and IU-ARTI are unable to reach agreement on the terms of the license, Bruker will at its own option, have either "right of first refusal" with respect to any agreement granting rights in Collaboration Inventions to any third party, or a perpetual, worldwide, non-exclusive, royalty-bearing license, subject to the rights of the U.S. government, to make, have made, use, or sell Collaboration Inventions solely owned by IU-ARTI. IU-ARTI will not enter into any agreement granting any third party rights in Collaboration Inventions without first offering Bruker the same terms and conditions offered to the third party. Bruker will have thirty (30) days from IU-ARTI's first offering to Bruker in which to notify IU-ARTI that it desires to exercise its right of first refusal. If Bruker does not notify IU-ARTI that it desires to exercise its right of first refusal, then IU-ARTI may conclude the agreement with a third party on the terms and conditions proposed to Bruker. If IU-ARTI desires to enter into an agreement on terms and conditions other than those proposed to Bruker, it must again propose such agreement to Bruker as described in this Section 10.9.3.

      10.10. Confidentiality.

            10.10.1 IU-ARTI agrees to hold in confidence, in accordance with this paragraph, any information disclosed to IU-ARTI by Bruker in connection with the Collaboration and identified in writing as confidential (hereinafter "Information"). For the purpose of this Agreement, "hold in confidence" means that IU-ARTI will protect the Information in the same manner in which it protects its own confidential information. The Information will remain the property of Bruker, and will be disclosed only to those persons necessary for the performance of the Collaboration or is required by law.

            10.10.2 No indirect or consequential damages or damages based on loss of profits or market share are contemplated or recoverable for breach of confidentiality.

            10.10.3 The obligations of IU-ARTI to maintain confidentiality will survive the expiration or termination of this Agreement and will endure for 5 years from the date of disclosure.

            10.10.4. The obligation of non-disclosure will not apply to the following:

                     10.10.4.1. Information that is publicly available through no fault of IU-ARTI;
                     10.10.4.2. Information that is disclosed to IU-ARTI by a third party entitled to disclose the Information;
                     10.10.4.3.  Information that is already known to
                                 IU-ARTI; or
                     10.10.4.4. Information that is required to be disclosed by law, provided IU-ARTI promptly notifies Bruker in writing of such lawful disclosure.

      10.11 IU-ARTI agrees that it will not enter into any other agreements that will conflict with its obligations hereunder.

11.   Termination

      11.1 Unless sooner canceled or terminated as herein provided, the license granted under this Agreement will continue for ten (10) years or for the full term of the last expiring patent or patent application within the Patent Rights, whichever is longer.

      11.2 If Bruker becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of Bruker is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Bruker or otherwise, this Agreement may be terminated by IU-ARTI by giving written notice to Bruker.

      11.3 If Bruker at any time defaults in the payment of any license fee, royalty or other payment, or in providing any report due under this Agreement or make any false report. or commits a material breach of any covenant or undertaking set forth herein, IU-ARTI will have the right, in addition to all other remedies available, to terminate this Agreement and revoke any and all licenses herein granted, by giving Bruker ninety (90) days prior written notice of such termination, provided, however, that if Bruker will have rectified such default or breach within such ninety (90) day period, then this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of Bruker. In the event of termination under this Section, Bruker will continue to be obligated to pay to IU-ARTI all license fees, royalties, or other payments payable at the time of termination pursuant to this Section or otherwise accruing under this Agreement.

      11.4 Bruker will have the right to terminate this Agreement with or without cause at any time upon six (6) months written notice to IU-ARTI.

      11.5 Any termination of the license granted under this Agreement will not relieve Bruker of any obligations to make payments for any license fees, royalties or other payments that may have accrued prior to the date of such termination. Bruker may, for and only for a twelve (12) month period following termination of this Agreement, sell all Licensed Products in the inventory of Bruker at the usual sales price of Bruker for such Licensed Products, provided that Bruker will pay to IU-ARTI the royalties thereon as required by Section 3 of this Agreement and will submit the reports required by Section 7 of this Agreement. Any Licensed Products remaining in inventory of Bruker following such twelve (12) month period will be either destroyed or, at Bruker's discretion, transferred, without charge or cost, to IU-ARTI.

      11.6 Upon termination of this Agreement for any reason the rights granted herein will immediately revert to IU-ARTI.

      11.7 If, at any time during this Agreement, Bruker directly or indirectly opposes or assists any third party to oppose the grant of any Letters Patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights, or any of the claims thereof, IU-ARTI will be entitled thereafter to terminate immediately all or any portion of the license granted under this Agreement by notice thereof to Bruker.

      11.8 Provisions of this Agreement which by their nature contemplate rights and obligations of the parties to be enjoyed or performed after the expiration or termination of this Agreement will survive until their purposes are fulfilled. Termination of this Agreement for any reason will not relieve either party of its obligations under this Agreement previous to the effective date of such termination.

12.   Indemnification and Insurance

      12.1 Bruker will, and require all of its sublicensees to, at all times during the term of this Agreement and thereafter, indemnify, hold harmless, and defend IU-ARTI, Indiana University, their trustees, officers, directors, employees, agents, and affiliates from and against all claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including legal expenses and reasonable attorneys fees, which arise or may arise at any time out of or in connection with any activity of Bruker involving the Licensed Products, Invention, or the Patent Rights, including without limitation, the manufacture, use, sale, lease, commercialization, licensing or distribution of any system, method, process, apparatus, device, product, article or appliance derived from or using the Licensed Products, Invention, or the Patent Rights.

      12.2 Bruker and each of its sublicensees will carry liability insurance at its expense, adequate to assure its obligations to the IU-ARTI under
      Section 11. 1 of this Agreement. Bruker will include satisfactory evidence of adequate insurance coverage upon request.

13.   Assignment

      Bruker may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it to and only to the assignee or transferee of Bruker's entire business or of that part of Bruker's business to which the License granted under this Agreement relates, provided, however, that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement within thirty (30) days of such sale or transfer.

14.   Non-Use of Names

      Bruker will not use the names or trademarks of Indiana University, IU-ART1 or of the Inventors, nor any adaptation thereof in any advertising, promotional or sales activities without prior written consent obtained from IU-ARTI in each separate case, except that Bruker may state that it is licensed under one or more of the patents and/or applications within the Patent Rights.

15.   Export Controls

      It is understood that IU-ARTI is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written assurances by Bruker that Bruker will not export data or commodities to certain foreign countries without prior approval of such agency. IU-ARTI neither represents that a license will not be required nor that, if required, it will be issued.

16.   Payments, Notices and Other Communications

      Any payment, notice, or other communication pursuant to this Agreement Nvill be sufficiently made or given on the date of mailing, if sent to such party by express mail or certified first class mail, postage prepaid, made out to IU-ARTI and addressed to it at its address below or made out to Bruker and addressed to it at its address below or a replacement address as either party will designate by written notice given to the other party:

      IU-ARTI:    Julie M. Watson, Vice President
                  Advanced Research and Technology Institute
                  Office of Technology Transfer
                  Indiana University Research Park
                  501 N. Morton Street, Suite 111
                  Bloomington, IN 47404-3730

                  Tax ID Number: 35-1990726

      Bruker:     Dr. Frank Laukien, President
                  Bruker Daltonics, Inc.

                  15 Fortune Drive, Manning Park
                  Billerica, MA 01821

17.   Miscellaneous Provisions

      17.1 This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the State of Indiana, U.S.A., except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

      17.2 This Agreement sets forth the entire agreement and understanding of the parties related to the subject matter and may not be modified, except that this Agreement may be modified by a duly executed amendment signed by an authorized representative of both parties.

      17.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or non-enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

      17.4 Bruker agrees to mark the Licensed Products made, used or sold in the United States with all applicable United States patent numbers. All Licensed Products used, shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of use, shipment, and/or sale.

      17.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

      17.6 Nothing contained in this Agreement will be deemed to place the parties in a partnership, joint venture or agency relationship, and neither party will have the right or authority to obligate or bind the other party in any manner.

      17.7 This Agreement will be executed in duplicate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Agreement as of the day and year last set forth below.

      Indiana University Advanced Research            Bruker Daltonics, Inc.
      and Technology Institute

      By:   /s/  Douglas M. Wilson              By:   /s/  Frank Laukien
         ---------------------------------         ----------------------------
            Douglas Wilson                            Dr. Frank Laukien
            President                                 President

      DATE:       8/10/98                       DATE:       8/10/98
           -------------------------                 --------------------------


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

                                   SCHEDULE A

Patent No.      Inventors           Title
----------      ---------           -----

5,504,326       James P. Reilly     Spatial-Velocity Correlation Focusing in
                Steven M. Colby     Time-of-Flight Mass Spectrometry
                Timothy B. King

5,510,613       James P. Reilly     Spatial-Velocity Correlation Focusing in
                Steven M. Colby     Time-of-Flight Mass Spectrometry
                Timothy B. King

5,712,479       James P. Reilly     Spatial-Velocity Correlation Focusing in
                Steven M. Colby     Time-of-Flight Mass Spectrometry
                Timothy B. King


                                       17